Exhibit 99.1

Contact:	Amedisys, Inc.
Gregory H. Browne
Chief Financial Officer
(225) 292-2031
gbrowne@amedisys.com

Noonan Russo
Investor Relations
Brian Ritchie
(212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS ANNOUNCES ACQUISITION OF

HOUSECALL MEDICAL RESOURCES

- Acquisition Expected to Contribute $0.25 - $0.30 cents in Earnings Per Share in FY 2006 -

BATON ROUGE, Louisiana (July 12, 2005) – Amedisys, Inc. (Nasdaq: “AMED” or “the Company”), one of America’s leading home health nursing companies, announced today that, following receipt of all necessary regulatory approvals, it has closed on the previously announced acquisition of Knoxville, Tennessee-based Housecall Medical Resources, Inc. (“Housecall”), a privately-held provider of home care services in the Southeast, for a total transaction value of approximately $106 million, subject to post-closing adjustments, escrows and certain tax benefits.

Housecall operates 57 home health agencies in Tennessee, Florida, Kentucky, Virginia, and Indiana, and a total of nine hospice locations in Tennessee and Virginia. Housecall’s trailing 12-month revenues are approximately $103 million, of which home health services accounted for 76 percent, and the hospice business contributed 24 percent.

As mentioned in the Company’s press release on July 1, 2005, and based on Housecall’s trailing 12-month unaudited operating results and expected synergies, Amedisys estimates the acquisition will add $0.25 to $0.30 cents to earnings per share in 2006. For 2005, the Company anticipates that the transaction will add $0.05 to $0.10 cents to earnings per share. The Company expects to update its guidance for 2005, and to provide preliminary guidance for 2006, on the conference call to be scheduled with reference to the second quarter financial results.

“We are excited to finalize this acquisition, and begin the process of integrating Housecall’s operations, on which considerable preliminary work has already been undertaken,” said William F. Borne, Chief Executive Officer of Amedisys, Inc. “The personnel at Housecall share our strong commitment to providing cost-efficient, high quality patient care, and we look forward to having them as a part of the Amedisys family. This combination will further Amedisys’ strategic mission to be the premier home healthcare company in the Southeast.”

In addition to available cash on hand, Amedisys financed a portion of the purchase price through $75 million in senior secured credit facilities provided by Wachovia Bank, N.A. and GE Healthcare Financial Services. These facilities included $50 million in a five-year Term Loan and up to $25 million in a Revolver. Wachovia Capital Markets, LLC and GECC Capital Markets Group, Inc. acted as Co-Lead Arrangers on the syndication of the credit facilities.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com